Exhibit 99.1

P O Box 3395

West Palm Beach,

FL  33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO, Treasurer and Corporate Secretary

561.838.1731

Florida Public Utilities Announces Third Quarter Results for 2006

West Palm Beach, FL, November 13.  Florida Public Utilities (AMEX: FPU) reported net income for the third quarter ended September 30, 2006 of $475,000 or $.08 per share, compared with $260,000 or $.04 per share for the same period last year. Net income for the nine months ended September 30, 2006 was $3,434,000 or $.57 per share, compared to the same period last year of $3,464,000 or $.58 per share.

Total revenues increased $225,000 in the third quarter of 2006 over the same period in 2005 primarily due to the higher fuel costs recovered through revenue in the electric and propane segments.

Operating expenses were also higher by $583,000 in the third quarter of 2006 compared to the same period in 2005. In addition to inflationary impacts on operating expenses, we experienced increases in payroll from additional personnel and annual pay raises, and higher insurance premiums.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the third quarter and year to date 2006 and 2005 are summarized below:

Florida Public Utilities
(Dollars in thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Total Revenues	$ 29,415	$ 29,190	$ 102,641	$ 92,957

Net Income	$ 475	$ 260	$ 3,434	$ 3,464

Earnings for Common Stock	$ 468	$ 253	$ 3,413	$ 3,443

Earnings per Common Share – basic & diluted	$ .08	$ .04	$ .57	$ .58
Average Shares Outstanding	6,002,859	5,960,601	5,989,353	5,949,018